Exhibit 5.1


                        Opinion of McCarthy Tetrault LLP



                                                                October 14, 2004


World Heart Corporation
1 Laser Street
Ottawa, Ontario
K2E 7V1


Dear Sirs,

              Re: Registration Statement of World Heart Corporation

We have acted as Canadian counsel to World Heart Corporation, a corporation incorporated under the laws of the Province of Ontario, Canada (the "Company") in connection with the offer for resale in the United States of 23,972,446 common shares of the Company pursuant to a Registration Statement on Form F-3 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

We have examined such corporate records, agreements and other instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. As to questions of fact, material to such opinions, we have, when relevant facts were not independently established by us, relied on the documents we have examined or upon the certifications and representations of officers of the Company. We have assumed the authenticity of all the documents presented to us as originals.

On September 16, 2004, the Company completed the sale of $13,318,750 aggregate principal amount of convertible debentures and warrants pursuant to a purchase agreement dated September 15, 2004 between the Company and the purchasers of convertible debentures and warrants in the United States (the "Purchase Agreement"), subscription agreements dated September 15, 2004 between the Company and each of the purchasers of convertible debentures and warrants in Canada and Europe and an agency agreement dated September 15, 2004 between the Company and Research Capital Corporation, the Canadian agent (the "Agency Agreement"). The convertible debentures are convertible, at the option of the holder, into common shares at a conversion rate of US$1.25 per common share until September 15, 2009 (the "Convertible Debentures"). The Convertible Debentures earn interest at the rate of 3% per annum, non-compounding. The aggregate amount of interest is convertible into common shares of the Company based on the market price of the common shares of the Company at the time of conversion or maturity. The purchasers of the Convertible Debentures were also issued a total of 10,655,000 warrants to purchase an equivalent number of common shares at an exercise price of US$1.55 per common share until September 15, 2009 (the "Warrants").

Based on the foregoing and having regard to the legal considerations which we deemed relevant we are of the opinion that:

          (i) the 10,655,000 common shares of the Company issuable upon the conversion of the Convertible Debentures, have been duly and validly allotted and reserved for issuance and, when issued upon the due conversion of the Convertible Debentures in accordance with the terms of the Convertible Debentures, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Company;

          (ii) the 1,997,813 common shares of the Company issuable upon conversion of interest on the Convertible Debentures, have been duly and validly allotted and reserved for issuance and, when issued upon the due conversion of interest on the Convertible Debentures in accordance with the terms of the Convertible Debentures, such interest accruing at the annual, non-compounding rate of 3%, assuming a conversion rate of US$1.00 per common share of the Company, will be duly and validly issues as fully paid and non-assessable common shares in the capital of the Company;

          (iii) the 10,655,000 common shares of the Company issuable upon the exercise of the Warrants, have been duly and validly allotted and reserved for issuance and, when issued upon the due exercise of the Warrants in accordance with the terms of the Warrants and the warrant indenture dated September 15, 2004 between the Company and CIBC Mellon Trust Company, as warrant agent, and upon payment to the Company of the exercise price therefor, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Company;

          (iv) the 193,800 common shares of the Company issuable upon the exercise of the warrants issued to the agent in Canada (the "Agent's Warrants") in connection with the Agency Agreement, have been duly and validly allotted and reserved for issuance and, when issued upon the due exercise of the Agent's Warrants in accordance with the terms of the Agent's Warrants and upon payment to the Company of the exercise price therefor, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Company; and

          (v) the 470,833 common shares of the Company issued to the agent in the United States in connection with the Purchase Agreement, have been duly and validly issued as fully paid and non-assessable common shares in the capital of the Company.


We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein, without thereby admitting that we are "experts" under the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement.


                             Your very truly,

                             /s/ McCarthy Tetrault LLP

                             McCarthy Tetrault LLP